UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☐	Definitive Information Statement

☒	Definitive Additional Materials

KINDER MORGAN, INC.
(Name of Registrant As Specified In Its Charter)

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On February 10, 2012, Kinder Morgan, Inc. (“Kinder Morgan”) entered into the following agreements: (i) an amendment (the “Revolving Amendment”) to Kinder Morgan Kansas, Inc.’s (“KMK”) existing $1.0 billion revolving credit facility dated May 30, 2007 (such facility, prior to its amendment and restatement pursuant to such amendment, the “Existing Revolving Facility”) to permit, among other things, the transactions contemplated by the Acquisition (as defined below), to fund, in part, the Acquisition and related costs and expenses, to provide for KMK to directly or indirectly merge with Kinder Morgan, with Kinder Morgan succeeding KMK as borrower under such facility (the “KMK Merger”) and to provide for ongoing working capital and for other general corporate purposes, (ii) an incremental joinder agreement (the “Incremental Joinder”) which provides for $750 million in additional commitments under the Existing Revolving Facility, effective upon the amendment and restatement of the Existing Revolving Facility (such Existing Revolving Facility, as amended and restated by the Revolving Amendment and as modified by the Incremental Joinder, the “Amended and Restated Credit Facility”) and (iii) an acquisition debt facilities credit agreement containing a $6.8 billion 364-day facility and a $5.0 billion 3-year term loan facility (the “Acquisition Credit Facility”), the proceeds of which shall be used to finance a portion of the cash consideration and related fees and expenses to be paid in connection with Kinder Morgan’s acquisition (the “Acquisition”) of El Paso Corporation (“El Paso”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) among Kinder Morgan, Sherpa Merger Sub, Inc., Sherpa Acquisition, LLC, Sirius Merger Corporation, Sirius Holdings Merger Corporation and El Paso dated October 16, 2011.

The Revolving Amendment, Incremental Joinder and Acquisition Credit Facility are herein collectively referred to as the “Financing Documentation”. The Amended and Restated Credit Facility and the Acquisition Credit Facility are herein collectively referred to as the “Credit Facilities”.

Interest Rate and Amortization

Amended and Restated Credit Facility

The Amended and Restated Credit Facility provides that revolving loans thereunder will bear interest, at Kinder Morgan’s option, at either (i) adjusted LIBOR plus an applicable margin per annum varying from 2.50% per annum to 4.25% per annum depending on the publicly announced debt ratings for senior secured non-credit enhanced long term indebtedness for borrowed money of Kinder Morgan (such applicable debt rating the “Debt Rating”) or (ii) an alternate base rate plus an applicable margin varying from 1.50% per annum to 3.25% per annum depending on the Debt Rating.

The Amended and Restated Credit Facility will mature on May 30, 2013 (or if such day is not a business day, the next preceding business day).

Acquisition Credit Facility

The Acquisition Credit Facility provides that (i) loans under the 364-day facility will bear interest, at Kinder Morgan’s option, at either (a) adjusted LIBOR plus an applicable margin varying from 2.50% per annum to 4.25% per annum depending on the Debt Rating or (b) an alternate base rate plus an applicable margin varying from 1.50% per annum to 3.25% per annum depending on the Debt Rating and (ii) term loans under the 3-year term loan facility will bear interest, at Kinder Morgan’s option, at either (a) adjusted LIBOR plus an applicable margin varying from 3.00% per annum to 4.75% per annum depending on the Debt Rating or (b) an alternate base rate plus an applicable margin varying from 2.00% per annum to 3.75% per annum depending on the Debt Rating.

The Acquisition Credit Facility provides that (i) the entire outstanding principal amount of the 364-day facility, together with all amounts owed with respect thereto, will be repayable on the date that is 364 days after the closing date of the Acquisition (the “Closing Date”), subject to, at Kinder Morgan’s option, a 180-day extension of such maturity date conditioned on, among other things, the payment of an extension fee on the extension date and (ii) the outstanding principal amount of the term facility will be repayable in an amount equal to $500,000,000 on each of the dates that is 18 months following the Closing Date, 24 months following the Closing Date and 30 months following the Closing Date, with any remaining balance, together with all amounts owed with respect thereto, payable on the third anniversary of the Closing Date.

Certain Ticking and Duration Fees

The Acquisition Credit Facility and Incremental Joinder each provide for a ticking fee, payable at a rate varying from 0.25% per annum to 0.50% per annum, depending on the Debt Rating, on the amount of the outstanding commitments thereunder from February 10, 2012 through the earlier of the Closing Date and the Outside Date (as defined below).

The 364-day facility under the Acquisition Credit Facility provides for a duration fee equal to (i) 0.50% of the outstanding principal amount of loans under the 364-day facility outstanding on the later of May 16, 2012 and the date that is 90 days after the Closing Date (such date the “Reference Date”), (ii) 1.00% of the outstanding principal amount of loans under the 364-day facility outstanding on the date that is 90 days after the Reference Date and (iii) 1.75% of the outstanding principal amount of loans under the 364-day facility outstanding on the date that is 180 days after the Reference Date.

Guarantees and Security

The Credit Facilities provide that all obligations thereunder, certain hedging arrangements and certain cash management arrangements will, subject to certain exceptions, be jointly and severally guaranteed by (i) the guarantors under the Existing Revolving Facility, (ii) El Paso, (iii) Sherpa Acquisition, LLC, which will be the direct parent company of El Paso and (iv) the guarantors under El Paso’s existing Fourth Amended and Restated Credit Agreement dated May 27, 2011 (the “Existing EP Facility”), in each case subject to certain terms and exceptions.

The Credit Facilities provide that all obligations thereunder and the guarantees will be secured by (i) a lien on all assets and a pledge of all of the capital stock of Kinder Morgan’s restricted subsidiaries that secure the Existing KMK Facility, (ii) upon consummation of the Acquisition, a pledge of 100% of the capital stock of El Paso and (iii) a lien on the assets and a pledge of all equity interests of El Paso and its restricted subsidiaries that secure the Existing EP Facility, in each case subject to certain terms and exceptions.

Certain existing notes and hedging agreements of Kinder Morgan and its restricted subsidiaries (other than El Paso and its subsidiaries) shall be secured on a pari passu basis with the Credit Facilities and benefit from the same guarantees as the Credit Facilities. Certain existing notes and indebtedness of El Paso and certain of its restricted subsidiaries will benefit from the collateral and guarantees provided by El Paso and its restricted subsidiaries to the same extent as, and on a pari passu basis with, the collateral and guarantees provided by El Paso and its restricted subsidiaries that benefit the Credit Facilities.

Prepayments and Commitment Reductions

On or prior to the Closing Date the commitments in respect of the 364-day facility and the term facility under the Acquisition Credit Agreement shall be reduced by, and after the Closing Date Kinder Morgan shall make the following mandatory prepayments in respect of the 364-day facility and term facility (after giving effect to any prepayment required pursuant to the terms of indebtedness of Kinder Morgan’s subsidiaries): (a) 100% of the net cash proceeds of issuances of debt obligations, subject to certain exceptions and thresholds, (b) 100% of the net cash proceeds of issuances of equity of Kinder Morgan, subject to certain exceptions and thresholds and (c) 100% of the net cash proceeds of asset sales (including insurance and condemnation proceeds), subject to thresholds, reinvestment rights (in the case of insurance and condemnation proceeds) and certain other exceptions; provided that in each case, in no event shall the commitments in respect of the 364-day facility and term facility under the Acquisition Credit Agreement be reduced prior to the Closing Date as a result of any mandatory prepayment event at El Paso or its subsidiaries, except to the extent the net cash proceeds thereof are dividended or distributed to the shareholders of El Paso, provided further that dividends and distributions permitted by the Merger Agreement as in effect on October 16, 2011 shall not reduce the commitments thereunder. All mandatory prepayments shall be applied first, pro rata to loans outstanding under the 364-day facility and second, pro rata to loans outstanding under the term facility.

Kinder Morgan shall be permitted at any time to make voluntary prepayments of the loans under the Credit Facilities without premium or penalty, subject only to the obligation to reimburse the lenders under the Credit Facilities for breakage costs.

Representations, Covenants and Events of Default

The Credit Facilities provide for (a) certain representations, warranties and affirmative covenants, (b) certain negative covenants, including limitations on incurring indebtedness, liens, fundamental changes, asset sales, investments, dividends and repayment of certain indebtedness, sale leasebacks and change of business, in each case with baskets, thresholds and exceptions and (c) certain events of default, including for non-payment of principal and interest, breach of affirmative or negative covenants, certain cross defaults, change in control, bankruptcy events, certain ERISA events, certain unsatisfied judgments, actual or asserted invalidity of guarantees or security documents and certain events relating to the consummation of the Acquisition. The Credit Facilities provide that commencing with the last date of the fourth full fiscal quarter following the Closing Date, Kinder Morgan shall be required to comply with a financial maintenance covenant requiring a maximum leverage ratio of 6.00 to 1.0.

Conditions

The obligation of the lenders to provide loans under the Acquisition Credit Facility and the effectiveness of the Amended and Restated Revolving Facility, in each case on the Closing Date,

is subject to a number of conditions, including, without limitation, (i) the execution and delivery of the credit agreement governing the Amended and Restated Revolving Facility, certain security documentation and certain other ancillary documentation substantially consistent with the forms of such documentation attached as exhibits to the Revolving Amendment and Acquisition Credit Agreement; (ii) the accuracy of certain representations and warranties of El Paso in the Merger Agreement and certain specified representations and warranties in the Financing Documentation; (iii) consummation of the Acquisition in accordance with the Merger Agreement (without giving effect to any waivers, amendments, supplements or modifications to the Merger Agreement that are materially adverse to any material interest of the lenders under the Acquisition Credit Facilities without the consent of the administrative agent thereunder); (iv) the termination of the Existing EP Facility and the repayment in full of amounts outstanding thereunder; (v) delivery of certain customary closing documents (including, among others, a customary solvency certificate and a customary borrowing notice), specified items of collateral and certain financial statements; (vi) compliance with certain “know your customer” and anti-money laundering rules and regulations; (vii) consummation of the KMK Merger; (viii) absence of a default (subject to certain exceptions) under certain agreements governing material indebtedness of Kinder Morgan, El Paso and their respective subsidiaries resulting from the execution, delivery and borrowings under the documentation governing the Credit Facilities and (ix) payment of applicable costs, fees and expenses.

The final termination date for the availability of the loans under the Acquisition Credit Facility and the effectiveness of the Amended and Restated Revolving Facility is 11:59 p.m (New York time) on June 30, 2012 (the “Outside Date”), provided that the Outside Date may be extended to December 31, 2012 under certain circumstances at Kinder Morgan’s election, such election obligating Kinder Morgan to pay an extension fee.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

Kinder Morgan has filed with the SEC a Registration Statement on Form S-4 in connection with the proposed transaction including a definitive Information Statement/Prospectus of Kinder Morgan and a definitive Proxy Statement of El Paso. The Registration Statement was declared effective by the SEC on January 30, 2012. Kinder Morgan and El Paso mailed the definitive Information Statement/Prospectus of Kinder Morgan and definitive Proxy Statement of El Paso on or about January 31, 2012. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE DEFINITIVE INFORMATION STATEMENT/PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY KINDER MORGAN OR EL PASO BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders are able to obtain free copies of the Registration Statement and the definitive Information Statement/Proxy Statement/Prospectus and other documents filed with the SEC by Kinder Morgan and El Paso through the web site maintained by the SEC at www.sec.gov or by phone, e-mail or written request by contacting the investor relations department of Kinder Morgan or El Paso at the following:

	Kinder Morgan, Inc.	El Paso Corporation
Address:	500 Dallas Street, Suite 1000	1001 Louisiana Street
	Houston, Texas 77002	Houston, Texas 77002
	Attention: Investor Relations	Attention: Investor Relations
Phone:	(713) 369-9490	(713) 420-5855
Email:	kmp_ir@kindermorgan.com	investorrelations@elpaso.com

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

Kinder Morgan and El Paso, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions contemplated by the Merger Agreement. Information regarding Kinder Morgan’s directors and executive officers is contained in the Information Statement/Proxy Statement/Prospectus which has been filed with the SEC. Information regarding El Paso’s directors and executive officers is contained in El Paso’s Form 10-K for the year ended December 31, 2010, and its proxy statement dated March 29, 2011, which are filed with the SEC. A more complete description is available in the Registration Statement and the Information Statement/Proxy Statement/Prospectus.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

Statements in this document regarding the proposed transaction between Kinder Morgan and El Paso, the expected timetable for completing the proposed transactions, future financial and operating results, benefits and synergies of the proposed transactions, future opportunities for the combined company, the sale of El Paso’s exploration and production assets, the possible drop-down of assets and any other statements about Kinder Morgan or El Paso managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction; the ability to obtain the requisite regulatory, shareholder approvals and the satisfaction of other conditions to consummation of the transaction; the possibility that financing might not be available on the terms agreed to; the ability to consummate contemplated asset sales; the ability of Kinder Morgan to successfully integrate El Paso’s operations and employees; the ability to realize anticipated synergies and cost savings; the potential impact of announcement of the transaction or consummation of the transaction on relationships, including with employees, suppliers, customers and competitors; the ability to achieve revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; capital and credit markets conditions; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets, including changes in the price of certain commodities; weather conditions; environmental conditions; business and regulatory or legal decisions; the pace of deregulation of retail natural gas and electricity and certain agricultural products; the timing and success of business development efforts; terrorism; and the other factors described in Kinder Morgan’s and El Paso’s Annual Reports on Form 10-K for the year ended December 31, 2010, and their most recent quarterly reports filed with the SEC. Kinder Morgan and El Paso disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.